Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the 1st day of July, 2019 (the “Effective Date”) by and between John W. Dietrich (the “Executive”) and Atlas Air, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company believes that it is in the best interests of the Company to retain the services of Executive and Executive desires to continue his employment with the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company and Executive warrant that the parties are entering into this Agreement voluntarily, that no promises or inducements for this Agreement have been made outside of the terms and conditions referred to herein and the parties are entering into this Agreement without reliance upon any statement or representation by the other party or any other person concerning any fact material hereto.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Employment of Executive

(a)Position and Duties.  During the period from the Effective Date through December 31, 2019 (the “Transition Period”), Executive shall serve as President and Chief Operating Officer of the Company and Atlas Air Worldwide Holdings, Inc. (“AAWW”), and from January 1, 2020 (the “Transition Date”) and thereafter as President and Chief Executive Officer of the Company and AAWW.  The Company intends to nominate Executive to become President and Chief Executive Officer of Polar Air Cargo Worldwide, Inc. (“PAWW”) as of the Transition Date as soon as practicable following the Effective Date.  The entire period of Executive’s employment under this Agreement commencing from and after the Effective Date shall be referred to as the “Employment Period”.  Executive shall report to, and the scope of the Executive’s duties and responsibilities shall be determined by, the Chief Executive Officer of the Company during the Transition Period, and, as of the Transition Date and for the remainder of the Employment Period, the Board of Directors of AAWW (the “Board”) as more specifically described below.  As President and Chief Executive Officer of the Company and AAWW, Executive shall have such authority, duties and responsibilities as are customarily afforded to, and within the scope of, a chief executive officer of a public company of the size and market capitalization of the Company and AAWW.  Effective as of the Transition Date, Executive shall be appointed as a member of the Board.  Executive shall not be entitled to any additional compensation for serving on the Board or in any other office for AAWW, the Company, PAWW or any of their subsidiaries or affiliates.

(b)Obligations of Executive.  During the Transition Period and the Employment Period, Executive agrees, except when prevented by illness or Permanent Disability, or during a period of vacation, to devote substantially all of Executive’s business time and attention to the good faith performance of the duties contemplated hereby; provided, however, that Executive (i) may serve on the boards of such entities as the Board may approve in

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writing, and (ii) may perform civic and charitable work and attend to his personal finances provided that, in the case of each of clauses (i) and (ii), such activities do not materially interfere with Executive’s duties hereunder and are in compliance with Section 4 of this Agreement.  During the Transition Period and the Employment Period, Executive acknowledges and agrees that his principal work location shall be Purchase, New York or such other Company headquarters as may be determined by the Board.

2.Compensation

(a)Base Salary.  The Company shall pay Executive a base salary (the “Base Salary”) at a rate of $775,000 per annum during the Transition Period, and on the Transition Date the Base Salary shall be increased to $850,000 per annum, in each case less any applicable withholding and other applicable taxes and deductions and payable in accordance with the Company’s customary payroll practices.  The Compensation Committee of the Board shall review the Base Salary not less frequently than annually and may increase (but not decrease) the Base Salary upon such review, taking into account, among other considerations, Executive’s performance, it being understood that any increases shall be at the sole discretion of the Compensation Committee of the Board.

(b)Incentive Bonus Payments.  Executive shall continue to be eligible to participate in the Annual Incentive Plan for Senior Executives (or any successor plan), as such plan may be amended from time to time (the “Annual Incentive Plan”), during the Employment Period in accordance with the terms and conditions contained therein.  Effective as of the Effective Date, Executive’s target bonus under the Annual Incentive Plan shall be increased to 100% of the Base Salary.  Subject to the terms and conditions of the Annual Incentive Plan, for the 2019 Annual Incentive Plan program year, one-half of Executive’s payout shall be calculated using his base salary, target bonus percentage and maximum bonus percentage, in each case as such terms are defined in the Annual Incentive Plan, earned in respect of the portion of the 2019 program year prior to the Transition Period and one-half shall be calculated using the increased base salary, target bonus percentage and maximum bonus percentage earned in respect of the Transition Period.  Any such bonus shall be paid no later than March 15th of the year following the fiscal year to which the bonus relates.

(c)Long-Term Incentive Awards.  Executive shall continue to be eligible to participate in the Company’s long-term incentive program during the Employment Period.  In calendar year 2020, Executive shall be eligible for a long-term incentive award with a target value equal to 375% of the then current Base Salary.  All long-term incentive awards are subject to the approval of the Compensation Committee of the Board and the terms and conditions set forth in the Atlas Air Worldwide Holdings, Inc. 2018 Incentive Plan (or any successor plan), as such plan may be amended from time to time (the “Long-Term Incentive Plan”), and any related award agreements or programs.

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(d)Benefits

(i)Executive and Executive’s eligible dependents shall be entitled to participate in the Company health plans (medical, dental and vision).  Executive and the Company shall each contribute to Executive’s monthly premium as provided by such plans and the policies of the Company applicable to senior executives.

(ii)The Company reserves the right to discontinue participation in any health plan at any time; provided, however, that the Company shall reimburse Executive for his cost of obtaining comparable health care benefits for him and his eligible dependents during the Employment Period, which reimbursement shall be made by the Company no later than March 15th of the year following the year in which the expense being reimbursed is incurred; and provided further that Executive shall timely submit any such reimbursement request to the Company in accordance with procedures established by the Company from time to time.

(iii)Executive shall be entitled, to the same extent and at a level commensurate with the senior executives of the Company but without duplication of any benefits provided herein, to participate in the Benefits Program for Senior Executives, as may be amended (or any successor program), and any other benefit plans or arrangements of the Company.  In addition, Executive shall be entitled to six (6) weeks of paid vacation per year.

(iv)During the Employment Period, the Company shall (A) reimburse the Executive for reasonable personal financial planning services or (B) engage financial planning services for the benefit of the Executive.

3.Termination

(a)At-Will Arrangement.  The Company and Executive expressly understand and agree that the employment relationship is at-will. Either party may terminate the Employment Period and the employment relationship upon written notice to the other at any time and for any reason.  Except as otherwise provided herein, Executive shall make every reasonable effort to give the Company at least three (3) months prior written notice of Executive’s voluntary termination of employment for any reason other than for Good Reason.

(b)Rights Following Termination

(i)If the Employment Period is terminated (A) by the Company for reasons other than Cause, (B) by Executive for Good Reason or (C) due to death or Permanent Disability and, in each case, subject to Executive’s (or Executive’s legal guardian’s or estate’s, as applicable) execution of a customary general release of claims upon terms and conditions consistent with this Agreement and the Company’s standard form of release, which shall be delivered by the Company to Executive within five (5) days, and executed and become irrevocable within sixty (60) days, of the date on which the Employment Period terminates, then Executive (or, in the event of Executive’s death, Executive’s spouse, estate or covered dependents, as applicable) shall be entitled to receive:

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(1)(x) earned but unpaid Base Salary, (y) a lump-sum payment with respect to accrued but unused vacation days, and (z) any unpaid expense reimbursement due to the Executive pursuant to the Company’s applicable policies, in each case calculated through the date on which the Employment Period terminates (collectively, the “Accrued Entitlements”);

(2)subject to Section 8(e) below, an amount equal to twenty-four (24) months of the Executive’s then-current Base Salary, payable in a lump sum on the first day of the seventh month following the date on which the Employment Period terminates (the “Lump-Sum Payment Date”); and

(3)a payment with respect to the Annual Incentive Plan for the program year in which such termination occurs in an amount equal to, (x) in the event such termination occurs after June 30 of the program year, the lesser of (I) the amount Executive would have received if Executive was employed by the Company on the last day of the program year based upon actual company performance measured pursuant to the Annual Incentive Plan (and assuming for such purpose that Executive’s individual management business objections have been achieved at target), or (II) Executive’s target bonus amount (such lesser amount, the “Full Termination Bonus Amount”) or (y) in the event such termination occurs prior to July 1 of the program year, the Full Termination Bonus Amount multiplied by a fraction, the numerator of which is the number of days from the commencement of the program year in which the termination occurs until such termination and the denominator of which is 365, such payment to be subject to all the terms and conditions of the Annual Incentive Plan under which the annual bonus was granted, including, without limitation, any provisions related to whether all required performance measures for the payment of an annual bonus have been satisfied and the provisions of the Annual Incentive Plan regarding time of payment of such award.

(ii)If the Employment Period is terminated by the Company for Cause or by Executive other than for Good Reason, Executive shall be entitled to receive the Accrued Entitlements.

(iii)If, within the twelve-month period immediately following a Change in Control, the Employment Period is terminated (A) by the Company for reasons other than Cause or (B) by Executive for Good Reason, and subject to Executive’s execution of a customary general release of claims upon terms and conditions consistent with this Agreement and the Company’s standard form of release, which shall be delivered by the Company to Executive within five (5) days, and executed and become irrevocable within sixty (60) days, of the date on which the Employment Period terminates, then Executive shall be entitled to (and not in addition to) the compensation set forth in Section 3(b)(i) above and the benefits coverage set forth in Section 3(b)(iv) below, except that the amount of the payment under Section 3(b)(i)(2) above shall be equal to thirty-six (36) months of Executive’s then-current monthly Base Salary.  If, within the six-month period immediately following a termination of the Employment Period by the Company for reasons other than Cause or by Executive for Good Reason, a Change in Control occurs,

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then, in addition to the compensation set forth in Section 3(b)(i) above and the benefits coverage set forth in Section 3(b)(iv) below, Executive shall receive a lump-sum payment equal to twelve (12) months of Executive’s monthly Base Salary in effect as of the date of termination, payable on the Lump-Sum Payment Date.

(iv)If the Employment Period is terminated (A) by the Company for reasons other than Cause, (B) by Executive for Good Reason, (C) due to Permanent Disability or (D) due to a Retirement, the Executive and his eligible dependents (if any) shall be entitled to, in the case of Retirement in addition to the Accrued Entitlements, continued coverage under the Company’s health plans (medical, dental and vision) in effect as of the date of his termination from employment (and as the same may thereafter be amended from time to time generally for employees of the Company); provided, however, that Executive and the Company shall each contribute on an after-tax basis to Executive’s monthly premium in an amount equal to the percent of premium each was contributing at the time of Executive’s termination from employment, as adjusted from time to time to reflect any changes in the Company’s contribution toward active employee health plan premiums; and provided further that any such continued coverage shall cease upon the earlier of (x) the Executive’s attainment of age sixty-five (65), (y) Executive becoming eligible to obtain comparable coverage in connection with subsequent employment or (z) Executive becoming eligible for Medicare coverage.

(v)If the Employment Period is terminated due to a Retirement, the Executive shall be entitled to a payment with respect to the Annual Incentive Plan for the program year in which such Retirement occurs equal to the Full Termination Bonus for such program year, such payment to be subject to all the terms and conditions of the Annual Incentive Plan under which the annual bonus was granted, including, without limitation, any provisions related to whether all required performance measures for the payment of an annual bonus have been satisfied and the provisions of the Annual Incentive Plan regarding time of payment of such award.

4.Restrictive Covenants

(a)Confidentiality.  Subject to Section 4(d), or as otherwise required by applicable law, Executive recognizes and acknowledges that the business interests of the Company and its subsidiaries, parents and affiliates (including PAWW) (collectively, the “Atlas Companies” and each, an “Atlas Company”) require a confidential relationship between the Atlas Companies and Executive and the fullest protection and confidential treatment of the records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, employee lists, management methods, financial reports, computer records, know-how, plans and programs, methods, sources of supply, or practice of obtaining or doing business, or any other confidential or proprietary information of the business of the Atlas Companies (all of which are hereinafter collectively termed “Confidential Information”) which have, or may in whole or in part be conceived, learned or obtained by Executive in the course of Executive’s employment with the Company.  Confidential Information shall not include (A) information that is or becomes a matter of public knowledge through no fault of Executive, (B) information rightfully received by Executive from a third party without a duty of confidentiality, or (C) information disclosed to Executive with the Company’s prior written approval for public dissemination.  Accordingly,

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Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the Atlas Companies’ interests.  During the term of this Agreement and at all times thereafter, except insofar as disclosure is necessary consistent with the Atlas Companies’ business interests:

(i)Executive shall not, directly or indirectly, disclose any Confidential Information to anyone outside the Atlas Companies;

(ii)Executive shall not make copies of or otherwise disclose the contents of documents containing or constituting Confidential Information;

(iii)As to documents which are delivered to Executive or which are made available to him as a necessary part of the working relationships and duties of Executive within the business of the Atlas Companies, Executive shall treat such documents confidentially and shall treat such documents as proprietary and confidential, not to be reproduced, disclosed or used without appropriate authority of the Atlas Companies;

(iv)Executive shall not advise others that the information or know-how included in Confidential Information is known to or used by the Atlas Companies; and

(v)Executive shall not in any manner disclose or use Confidential Information for Executive’s own account and shall not aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Atlas Companies.

The obligations set forth in this Section 4(a) are in addition to any other agreements Executive may have with the Company and any and all rights the Atlas Companies may have under state or federal statutes or common law.

(b)Non-Solicitation and Non-Competition

(i)Executive covenants and agrees that at no time before the second anniversary of the termination of his employment for any reason shall Executive engage in any of the following activities directly or indirectly, for any reason, whether for Executive’s own account or for the account of any other person, firm, corporation or other organization:

(1)solicit, divert, or take away any of the customers or suppliers of the Atlas Companies;

(2)solicit, entice or otherwise induce any employee of the Atlas Companies to leave the employ of the Atlas Companies for any reason whatsoever, or directly or indirectly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Atlas Companies, or otherwise interfere with any contractual or other business relationships between the Atlas Companies and its employees, other than pursuant to a general advertisement for employment not specifically targeted to employees of the Atlas Companies; or

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(3)solicit, employ, or hire any employee of the Atlas Companies who has terminated his or her employment coincident with, or within the twelve-month period following, the termination of his employment.

(ii)Executive covenants and agrees that, without the consent of the Board, at no time before the first anniversary of the termination of his employment for any reason shall Executive directly or indirectly, for any reason, whether for Executive’s own account or for the account of any other person, firm, corporation or other organization or entity (including, but not limited to, the associations set forth in clauses (A)-(G) of this subsection), be or become associated with or provide advice (except in the capacity as an attorney-at-law) to (1) any air cargo carrier, (2) any air cargo division or affiliate of any other company, (3) any company that leases cargo aircraft on an ACMI, wet lease, charter or dry-lease basis, or (4) any business or organization that competes or to Executive’s knowledge intends to compete in any line of business with any Atlas Company.  Notwithstanding the foregoing, Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Atlas Companies; provided that Executive does not, directly or indirectly (including, without limitation, as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) (A) own 1% or more of any class of security of such entity; (B) provide to the corporation or entity, whether as an executive, consultant or otherwise, advice or consultation; (C) provide to the corporation or entity any Confidential Information regarding the Atlas Companies or its businesses or regarding the conduct of businesses similar to those of the Atlas Companies; (D) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position; (E) hold a position as an officer of the corporation or entity; (F) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest); or (G) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Executive may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.

(c)Injunctive Relief.  The parties agree that in the event of Executive’s violation of this Section 4 or any subsection hereunder, that the damage to the Company shall be irreparable and that monetary damages shall be difficult or impossible to ascertain.  Accordingly, in addition to whatever other remedies the Company may have at law or in equity, Executive recognizes and agrees that the Company shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Agreement.  Executive agrees that should either party seek to enforce or determine its rights because of an act of Executive which the Company believes to be in contravention of this Section 4 or any subsection hereunder, the duration of the restrictions imposed thereby shall be

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extended for a time period equal to the period necessary to obtain judicial enforcement of the Company’s rights.

(d)Protected Communications

(i)Nothing in or about this Agreement prohibits Executive from:  (A) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (B) providing Confidential Information or information about this Agreement or any Atlas Company to the SEC, or providing the SEC with information that would otherwise violate any section of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act.

(ii)Executive is advised that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information or information about this Agreement or any Atlas Company that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

5.Dispute Resolution and Choice of Law

(a)Negotiation.  If a dispute between the parties arises under this Agreement, the parties shall negotiate in good faith in an attempt to resolve their differences.  The obligation of the parties to negotiate in good faith shall commence immediately, and shall continue for a period of at least thirty (30) days (“Negotiation”).  If Negotiation fails to resolve a dispute between the parties within the first thirty (30) days, the parties may proceed to mediation (a “Mediation”).

(b)Mediation

(i)If a dispute between the parties arises under this Agreement and has not been resolved under the Negotiation procedures described herein, either party may request, by written notice to the other party, that Negotiation be facilitated by a single mediator, to be selected by the parties (the “Mediator”).  The other party may, but is not required to, agree to such a process.

(ii)If the parties agree to pursue Mediation, the parties shall select the Mediator within ten (10) days after receipt of notice.  If the parties are unable to agree on the Mediator, the Mediator shall be selected by the Company, but the selected Mediator shall be independent of the Company and its affiliates.  The fees of the Mediator shall be divided equally between the parties.

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(iii)With the assistance of the Mediator, the parties shall continue Negotiation in good faith for a period not to exceed thirty (30) days.  If the parties are unable to reach agreement during this period, the Mediator shall be discharged.

(c)Disputes

(i)All disputes, claims, or causes of action arising out of or relating to this Agreement or the validity, interpretation, breach, violation, or termination thereof not resolved by Mediation, shall be determined and settled by arbitration, to be conducted in the State of New York, USA, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the date of arbitration (“Arbitration”).

(ii)This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

(iii)Any Arbitration commenced pursuant to this Agreement shall be conducted by a single neutral arbitrator, who shall have a minimum of three (3) years of commercial experience (the “Arbitrator”).  The parties shall meet within ten (10) days of failure to resolve by Mediation to attempt to agree on an Arbitrator.  Absent agreement at this meeting, the Arbitrator shall be selected by AAA.  Such Arbitrator shall be free of any conflicts with the Company and shall hold a hearing within thirty (30) days of the notice to Executive.

(iv)If the terms and conditions of this Agreement are inconsistent with the Commercial Arbitration Rules of the AAA, the terms and conditions of this Agreement shall control.

(v)The parties hereby consent to any process, notice, application or document in connection with Arbitration being served by (A) certified mail, return receipt requested; (B) by personal service; or (C) in such other manner as may be permissible under the rules of the Arbitration tribunal; provided, however, that a reasonable time for appearance is allowed.  The parties further agree that Arbitration proceedings must be instituted within one (1) year after the occurrence of any dispute, and failure to institute Arbitration proceedings within such time period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims.  In any legal proceedings relating to this Agreement, the parties shall equally divide all costs and expenses incurred in such proceeding and related legal proceedings; provided, however, that the Executive shall, if substantially successful in the final decision as to such dispute, be entitled to recover all of his costs and expenses (including attorneys’ fees).  Any amount payable by the Company pursuant to the immediately preceding sentence shall be paid in compliance with Section 8(e) below.

(vi)The judgment of the Arbitrator shall be final and either party may submit such decision to courts for enforcement thereof.

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6.Severability and Enforceability

It is expressly acknowledged and agreed that the covenants and provisions hereof are separable and that the enforceability of one covenant or provision shall in no event affect the full enforceability of any other covenant or provision herein.  Further, it is agreed that, in the event any covenant or provision of this Agreement is found by any court of competent jurisdiction or Arbitrator to be unenforceable, illegal or invalid, such invalidity, illegality or unenforceability shall not affect the validity or enforceability of any other covenant or provision of this Agreement.  In the event a court of competent jurisdiction or an Arbitrator would otherwise hold any part hereof unenforceable by reason of its geographic or business scope or duration, said part shall be construed as if its geographic or business scope or duration had been more narrowly drafted so as not to be invalid or unenforceable.

7.Definitions

For purposes of this Agreement:

(a)“Cause” means (i) Executive’s refusal or failure (other than during periods of illness or disability) to perform Executive’s material obligations, duties and responsibilities to any Atlas Company, (ii) the conviction or plea of guilty or nolo contendere of Executive in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of any Atlas Company including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material written corporate policy of any Atlas Company, including, without limitation, a violation of the laws against workplace discrimination.  The Executive shall have a period of at least fifteen (15) business days after written notice from the Company (which notice must contain sufficient specificity detailing any alleged deficiency hereunder) to cure the deficiency leading to a Cause allegation under clause (i) of the preceding sentence before a Cause determination can be finally made by the Board, which determination must be made by the Board in writing after the conclusion of such cure period by at least a majority of the members of the Board excluding Executive.

(b)“Change in Control” shall mean the occurrence of either (A) a “Change in Control” as defined under the terms of the Long-Term Incentive Plan (or any subsequent incentive equity plan adopted by the Company or AAWW that supersedes the Long-Term Incentive Plan at any relevant time), or (B) a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to AAWW, which generally shall include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

(i)a transfer or issuance of stock of AAWW, where stock in AAWW remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in AAWW that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of AAWW (however, if a person or group is considered to own more than 50% of the total fair

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market value or 30% of the total voting power of the stock of AAWW, the acquisition of additional stock by the same person or group shall not be considered a change in control for purposes of this Section 7(b));

(ii)the acquisition by a person or group, during the twelve-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of AAWW (however, if a person or group is considered to control AAWW within the meaning of this sentence (i.e., owns stock of AAWW possessing 30% or more of the total voting power of AAWW), then the acquisition of additional control shall not be considered a change in control for purposes of this Section 7(b));

(iii)the replacement of a majority of members of the Board during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election; or

(iv)the acquisition by a person or group, during the twelve-month period ending on the date of the most recent acquisition by such person or group, of assets from AAWW that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of AAWW, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of AAWW immediately after the transfer, shall not be considered a change in control for purposes of this Section 7(b)).

(c)“Good Reason” means (i) a reduction in the Base Salary or percentage target bonus opportunity or a material reduction in the target long-term incentive award opportunity, in each case as then in effect, (ii) a material reduction in the benefits provided Executive, except where such reduction is part of a general reduction in benefits effectuated by the Compensation Committee of the Board which is equally applicable to all senior executives of the Company, (iii) a reduction in Executive’s title, a material reduction in job responsibilities, or a material change in Executive’s reporting relationship, or (iv) following a Change in Control, an attempted relocation of Executive to a position that is located greater than forty (40) miles from the location of such Executive’s most recent principal location of employment with the Company; provided, however, that Executive shall be treated as having resigned due to Good Reason only if he provides the Company with a notice of termination within ninety (90) days of the initial existence of one of the conditions described above, following which the Company shall have thirty (30) days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, Executive must terminate his employment no later than thirty (30) days following the end of such cure period.

(d)“Permanent Disability” shall be deemed to have been sustained by Executive if Executive shall have been continuously disabled from performing the duties assigned to Executive during the Employment Period for a period of six (6) consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six (6) consecutive calendar months.  Notwithstanding the foregoing,

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in the event that, as a result of an absence because of mental or physical incapacity or other impairment, Executive incurs an earlier “separation from service” within the meaning of Section 409A, Executive shall on such date automatically be terminated from employment with the Company, and the Employment Period shall terminate, as a result of Permanent Disability.

(e)“Retirement” shall mean (i) for purposes of Section 3(b)(iv) of this Agreement, a termination of the Employment Period by the Executive on or after the Executive (A) attains age fifty-five (55) and has completed ten (10) years of service with the Company, and (B) has given not less than three (3) months’ advanced written notice of such proposed Retirement to the Board and (ii) for purposes of Section 3(b)(v) of this Agreement, a termination of the Employment Period by the Executive on or after the Executive (A) attains age sixty (60) and has completed ten (10) years of service with the Company, and (B) has given not less than six (6) months’ advanced written notice of such proposed Retirement to the Board.

8.Miscellaneous

(a)No Mitigation.  The amounts to be paid to Executive are net to Executive, without any reduction or duty to mitigate, except for taxes, other governmental charges or amounts owed to the Company by Executive, and all payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

(b)No Waiver Except in Writing; Counterparts.  No waiver, or modification of this Agreement or any of the terms and conditions set forth herein shall be effective unless submitted to a writing duly executed by the parties.  This Agreement may be executed in counterparts (including by electronic or PDF signatures), each of which shall be considered an original and together all of which shall constitute one and the same instrument.

(c)Successors and Assigns.  This Agreement shall be binding on the Company and any successor thereto, whether by reason of merger, consolidation or otherwise.  The duties and obligations of Executive may not be assigned by Executive.

(d)Section 280G of the Code.  Notwithstanding any other provision in this Agreement or any other agreement, contract, or understanding entered into by Executive with any Atlas Company, in the event that it is determined by the reasonable computation by a nationally recognized certified public accounting firm that shall be selected by the Company (the “Accountant”) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by any Atlas Company to or for Executive’s benefit under this Agreement or any other formal or informal plan or other arrangement, contract or understanding (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 8(d), would be payable to Executive, exceeds the greatest amount of Parachute Payments that could be paid to Executive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, being hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to

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Executive shall not exceed the amount which produces the greatest after-tax benefit to Executive after taking into account any Excise Tax to be payable by Executive.  For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to Executive only if doing so would place Executive in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments and after taking into account amounts determined by the Accountant that could mitigate the Parachute Payments, including, but not limited to, determining the value of non-compete and other restrictive provisions and other payments for services to be made after the change in control).  If required, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the date of the Accountant’s determination.

(e)Section 409A of the Code

(i)It is intended that the provisions of this Agreement comply with or are exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(ii)Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified employee,” as defined in Section 1.409A-1(i) of the Treasury Regulations, any and all amounts payable under this Agreement on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six-month period or, if earlier, upon Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations, as determined by the Company in its reasonable good-faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A.

(iii)Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for Executive’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by Executive to the Company.  Except as specifically permitted by Section 409A, the benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations or any successor thereto.  Further, in the case of reimbursement payments, such payments shall be made to Executive on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

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(iv)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(v)Notwithstanding anything to the contrary in this Agreement, none of any Atlas Company, the Board, or any person acting on behalf of any Atlas Company or the Board, shall be liable to Executive or to the estate or beneficiary of Executive by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.

(f)Full Understanding.  Executive declares and represents that Executive has carefully read and fully understands the terms of this Agreement, has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of Executive’s own free will, without any duress, being fully informed and after due deliberation, voluntarily accepts the terms of this Agreement and represents that the execution, delivery and performance of this Agreement does not violate any agreement to which Executive is subject.

(g)Expenses.  The Company shall reimburse Executive on an after-tax basis for reasonable legal expenses incurred in connection with the negotiation of this Agreement in an amount not to exceed $25,000.

(h)Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) if sent by registered or certified mail in the United States, return receipt requested, upon receipt, (ii) if sent by nationally recognized overnight air courier, one business day after mailing, (iii) if sent by email or facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 8(h) when transmitted and receipt is confirmed, or (iv) if otherwise actually personally delivered, when delivered. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:	Atlas Air, Inc. 2000 Westchester Avenue Purchase, New York 10577 Fax: (914) 701-8333 Email: Adam.Kokas@atlasair.com

Attn:    Adam Kokas, EVP, General Counsel & Secretary

If to Executive:At the most recent address on record at the Company.

(i)Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and (except for any prior indemnity agreements or long-term incentive award agreements) supersedes all prior

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agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS AS A SEPARATE PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective on the date and year first above written.

ATLAS AIR, inc.
By:
Name: /s/ Duncan J. McNabb
Title: Director

EXECUTIVE

/s/ John W. Dietrich

Signature Page to Employment Agreement